Exhibit 12

       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   CONTINENTAL AIRLINES, INC.
                COMPUTATION OF RATIO OF EARNINGS
                        TO FIXED CHARGES
            (IN MILLIONS, EXCEPT FOR COVERAGE RATIO)


                             March 31,
                          ---------------
                          1996       1995       1995       1994
                          ----       ----       ----       ----
Earnings:
Earnings (Loss)
Before Income Taxes,
  Minority Interest
  and Extraordinary
  Items                    $95      $(28)       $310     $(651)
Plus:
  Interest Expense (a)      47         53        213        241
  Capitalized Interest     (1)        (1)        (6)       (17)
  Amortization of
  Capitalized Interest       1          1          2          1
  Portion of Rental
  Expense
   Representative of
   Interest Expense (a)     89         89        360        337
                         -----      -----      -----      -----
Adjusted Earnings (Loss)   231        114        879       (89)
                         -----      -----      -----      -----

Fixed Charges:
  Interest Expense (a)      47         53        213        241
  Portion of Rental
  Expense
   Representative of
   Interest Expense (a)     89         89        360        337
                         -----      -----      -----      -----
Total Fixed Charges        136        142        573        578
                         -----      -----      -----      -----

Coverage Adequacy
(Deficiency)               $95      $(28)       $306     $(667)
                         =====      =====      =====      =====

Coverage Ratio            1.70        n/a       1.53        n/a

                       4/28/93     1/1/93
                       through    through
                      12/31/93    4/27/93       1992       1991
                      --------    -------       ----       ----
Earnings:
Earnings (Loss)
Before Income Taxes,
  Minority Interest
  and Extraordinary
  Items                  $(52)     $(977)     $(125)     $(304)
Plus:
  Interest Expense (a)     165         52        153        174
  Capitalized Interest     (8)        (2)        (6)       (12)
  Amortization of
   Capitalized Interest      0          0          0          0
  Portion of Rental
  Expense
   Representative of
   Interest Expense (a)    216        117        324        333
                         -----      -----      -----      -----
Adjusted Earnings (Loss)   321      (810)        346        191
                         -----      -----      -----      -----

Fixed Charges:
  Interest Expense (a)     165         52        153        174
  Portion of Rental
  Expense
   Representative of
   Interest Expense (a)    216        117        324        333
                         -----      -----      -----      -----
Total Fixed Charges        381        169        477        507
                         -----      -----      -----      -----

Coverage Adequacy
(Deficiency)             $(60)     $(979)     $(131)     $(316)
                         =====      =====      =====      =====

Coverage Ratio             n/a        n/a        n/a        n/a


(a)  Includes Fair Market Value Adjustments resulting from the
     Company's emergence from bankruptcy.